                    Termination Agreement and Mutual Release
                    ----------------------------------------

     This Termination Agreement and Mutual Release ("Termination Agreement") is made as of February 28, 2003, by and between Startcall.com, Inc., a Florida corporation with its principal place of business located at 1300 Collins Avenue, Suite 504, Miami Beach, Florida 33139 ("Startcall") and Web Intelligence Technology ApS ("Visator"), a Danish Corporation with its principal place of business at Kroghsgade 1, 2100 Copenhagen, Denmark and ARN Invest ApS, a Danish Corporation, with its principal place of business at Poppelgade 1, 4th., 2200 K0benhavn N, Denmark.

                                   WITNESSTH:

     WHEREAS, on December 6, 2002, Startcall and Visator entered into a Stock Purchase Agreement and Share Exchange (the "Stock Purchase Agreement") whereby Startcall acquired Visator and Visator shall become a wholly owned subsidiary of Startcall and in connection therewith, the a total of 79,500,000 ($ 0.000666 par value per share) shares of restricted common stock of Startcall were issued to the Visator Shareholders;

     WHEREAS, pursuant to the Stock Purchase Agreement, the officers and directors of Startcall resigned and Anders Nielsen and Jesper Toft were appointed to the Board of Directors of Startcall and Anders Nielsen was appointed as the President, Chief Executive Officer and Secretary and Jesper Toft was appointed Chief Financial Officer of Startcall.

     WHEREAS, pursuant to the Stock Purchase Agreement, both parties were required to meet certain conditions for the Stock Purchase Agreement to be in full force and effect.

     WHEREAS, Startcall and Visator desire to terminate and deem null and void the Stock Purchase Agreement subject to the terms and conditions hereinafter set forth. Such termination is agreed upon by both parties due to Startcall's failure to meet the terms of Articles VI of the Stock Purchase Agreement.

     NOW THEREFORE, in consideration for the sum of the foregoing premises and for other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the parties hereto hereby covenant and agree as follows:

     1. Termination. Effective the date hereof, the Stock Purchase Agreement and
        ------------
any and all other agreement entered into in connection therewith shall terminate, be deemed null and void and of no further effect.

     2. Cancellation of Shares and Other Consideration.  Simultaneously with the
        -----------------------------------------------
execution of this Agreement, the Visator shareholders agree to return the 79,500,000 Startcall shares issued to them pursuant to the Stock Purchase Agreement to Startcall for cancellation and Startcall agrees to pay to ARN Invest ApS a total of $20,000.

     3. Resignation of Officers and Directors. Simultaneously with the execution
        --------------------------------------
of this Agreement, Anders Nielsen and Jesper Toft will resign as directors of Startcall and Anders Nielsen will resign as President, Chief Executive Officer and Secretary and Jesper Toft will resign as Chief Financial Officer. In addition, both parties agree that Antonio Treminio will be named as the sole officer and director of Startcall.

     4.  Release  of  Startcall.  Simultaneously  with  the  execution  of  this
         -----------------------
Agreement and the receipt of the resignation of Anders Nielsen and Jesper Toft as officers and/or directors of Startcall and the receipt of the 79,500,000 shares to Startcall set forth in Section 2 and 3 herein, Startcall hereby releases, waives, satisfies and forever discharges Visator, Anders Nielsen and Jesper Toft of and from any and all actions, suits, controversies, damages, claims and demands whatsoever, in law or in equity, which Startcall ever had, now has or may have against Visator arising out of or relating to the Stock Purchase Agreement and any other agreement entered into in connection therewith.

     5. Release of Visator.  Simultaneously with the execution of this Agreement
        -------------------
and the delivery of the consideration of $20,000 set forth in Section 2 herein, Visator hereby releases, waives, satisfies and forever discharges Startcall of and from any and all actions, suits, controversies, damages, claims and demands whatsoever, in law or in equity, which Visator ever had, now has or may have against Startcall arising out of or relating to the Stock Purchase Agreement and any other agreement entered into in connection therewith.

     6. Amendments.  This Agreement may not be altered,  amended,  modified,  or
        -----------
otherwise changed except by a writing executed by all of the parties hereto.

     7.  Binding.  This  Agreement  is, and shall be,  binding  upon each of the
         --------
parties hereto and their respective heirs, legal representatives, successors and assigns and shall inure to the benefit of each of them and their respective heirs, legal representatives, successors and assigns.

     8.  Entire  Agreement.  This  Agreement  constitutes  the entire  agreement
         ------------------
between the parties hereto concerning the subject matter hereof and supersedes all prior written or oral agreements or understandings related hereto or thereto

     9.  Governing  Law.  This  Agreement  shall be governed by and construed in
         ---------------
accordance with the laws of the State of New York.

     10. Waiver. Any waiver by either party of a breach of any provision of this
         -------
Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to such provision or any other provision of this Agreement.

     11.  Successors  and Assigns.  The terms and  conditions of this  Agreement
          -----------------------
shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns.

     12. Headings.  The article and paragraph heading used in this Agreement are
         ---------
for convenience only and shall not affect the construction of this Agreement

     13. Attorneys' Fees. In the event of any dispute between the parties hereto
         ----------------
arising out of, relating to or connected with this Agreement or any other agreement, document or instrument in any manner related to or connected herewith or therewith, each party will pay own attorney fees no matter who is the prevailing party and who is the non-prevailing party. Neither Startcall nor Visator can demanded attorney fees paid by either party.

     14.  Counterparts.  This  Agreement  may be  executed  in two  (2) or  more
          -------------
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     15.  Authorization.  The individuals  executing this agreement on behalf of
          --------------
the parties hereto have been duly authorized by the board of directors of each respective party to excute this agreement.

IN WITNESS WHEREOF, the Agreement has been executed by the undersigned parties on the day and year first above written.

STARTCALL.COM, INC. (now known as Visator, Inc.)

By:      Antonio Treminio
  ------------------------------
         ANTONIO TREMINIO
         President

WEB INTELLIGENCE TECHNOLOGY APS

By:     Anders Nielsen
  ------------------------------
        ANDERS NIELSEN
        President

By:     Jesper Toft
  ------------------------------
        JESPER TOFT
        Director

ARN INVEST APS

By:   Anders Nielsen
  ------------------------------
      ANDERS NIELSEN

By:   Rene Schmidt Nielsen
  ------------------------------
      RENE SCHMIDT NIELSEN